Exhibit 99.1

Contact: Provectus Pharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Bill Gordon, SVP – Media Relations Phone: 212-564-4700

PROVECTUS PHARMACEUTICALS TERMINATES PROPOSED CONVERTIBLE PREFERRED STOCK OFFERING

Knoxville, TN, October 17, 2012— Provectus Pharmaceuticals, Inc. (OTC BB: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, announces the termination of its proposed convertible preferred stock offering because of current market conditions. Provectus filed a preliminary prospectus supplement with the Securities and Exchange Commission on September 4, 2012, with respect to the proposed offering. As disclosed in the Company’s filings with the Securities and Exchange Commission, the Company expects to seek additional financing to fund its operations.

This press release is for informational purposes only and constitutes neither an offer to buy nor a solicitation of an offer to sell the above-described securities or any other securities. This press release shall not constitute an offer, solicitation or sale in any jurisdiction.

About Provectus Pharmaceuticals, Inc.

Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

#####